Exhibit 23.1

Onestop Assurance PAC
10 Anson Road
#21-14 International Plaza
Singapore 079903
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated May 15, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated statements of financial position of BeLive Holdings and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2024 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC

Singapore

February 25, 2026